Schedule 13G                                                        Page 1 of 4


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                          INTROGEN THERAPEUTICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  46119F 10 7
                        ------------------------------
                                 (CUSIP Number)

                               OCTOBER 11, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G                                                       Page 2 of 4

  CUSIP NO.  46119F 10 7
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      JOHN N. KAPOOR

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES CITIZEN

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,482,955
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,482,955
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,559,755
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      16.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

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Schedule 13G                                                        Page 3 of 4


Item 1

     (a) Name of Issuer

         INTROGEN THERAPEUTICS, INC., A DELAWARE CORPORATION

     (b) Address of Issuer's Principal Executive Offices

         301 CONGRESS AVE., SUITE 1850, AUSTIN, TX 78701

Item 2

     (a) Name of Person Filing

         JOHN N. KAPOOR

     (b) Address of Principal Business Office or, if none, Residence

         225 E. DEERPATH RD., SUITE 250, LAKE FOREST IL 60045

     (c) Citizenship

         USA

     (d) Title of Class of Securities

         COMMON STOCK, PAR VALUE $0.001 PER SHARE

     (e) CUSIP Number

         46119F 10 7

Item 3.  NOT APPLICABLE

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  3,559,755

     (b)  Percent of class:  16.8%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                0

          (ii)  Shared power to vote or to direct the vote

                3,482,955

          (iii) Sole power to dispose or to direct the disposition of

                0

          (iv)  Shared power to dispose or to direct the disposition of

                3,482,955

Item 5.  Ownership of Five Percent or Less of a Class.

NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Reporting Person has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of 3,482,955 shares by virtue of his position as the president of EJ Financial Enterprises, Inc., which in turn is the general partner of EJ Financial Investments, IV, L.P. and EJ Financial Investments, VI, L.P.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

NOT APPLICABLE


Item 8.  Identification and Classification of Members of the Group.

NOT APPLICABLE

Item 9.  Notice of Dissolution of a Group

NOT APPLICABLE


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Schedule 13G                                                        Page 4 of 4

Item 10. Certification

     (a) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(b):

NOT APPLICABLE


     (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):

NOT APPLICABLE


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      FEBRUARY 13, 2001
                                              ----------------------------------
                                                            Date

                                                     /s/ JOHN N. KAPOOR
                                              ----------------------------------
                                                          Signature

                                                        JOHN N. KAPOOR
                                              ----------------------------------
                                                          Name/Title


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)